EXHIBIT 5.1

One Logan Square

130 North 18th Street |Philadelphia, PA 19103-6998

blankrome.com

June 12, 2024

The Board of Directors

ASP Isotopes Inc.

1101 Pennsylvania Avenue NW, Suite 300

Washington, D.C. 20004

Re:	ASP Isotopes Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ASP Isotopes Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of up to 2,446,164 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (“Common Stock”), issuable under the Company’s 2022 Equity Incentive Plan (the “Plan”).  This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we do not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

In rendering this opinion, we have examined the following documents: (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) resolutions adopted by the Board of Directors and stockholders of the Company; (iv) a certificate from an officer of the Company; (v) the Registration Statement (including all exhibits thereto); (vi) the Plan; and (vii) such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed. We have not performed any independent investigation in rendering this opinion other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents, and records examined and the genuineness of all signatures.

In rendering this opinion, we have assumed that, the Shares will be issued in accordance with the terms and conditions of the Plan, and that at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of the Company’s Common Stock to accommodate the issuance of the Shares.

Our opinion is limited to the General Corporation Law of the State of Delaware, as amended.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

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This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required by the Securities Act or the rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Blank Rome LLP

Blank Rome LLP

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